EXHIBIT 5.1

WINSTEAD SECHREST & MINICK P.C.

5400 Renaissance Tower

1201 Elm Street

Dallas, Texas 75270-2199

214/745-5400 PH

214/745-5390 FAX

July 21, 2006

Chesapeake Energy Corporation

6100 North Western Avenue

Oklahoma City, OK 73118

Re:	Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 being filed by Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to the registration of 4,000,000 shares of common stock, par value $.01 per share (the “Shares”), of the Company to be issued pursuant to the Chesapeake Energy Corporation Amended and Restated Long Term Incentive Plan (the “Plan”).

We have examined the Registration Statement, including its exhibits, and certain corporate records of the Company, and we have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

Based on the foregoing, we are of the opinion that the Shares, when issued for legally sufficient consideration under the Oklahoma General Corporation Act and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/WINSTEAD SECHREST & MINICK P.C.

Winstead Sechrest & Minick P.C.